As filed with the Securities and Exchange Commission on May 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VYANT BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3462475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(Address of Principal Executive Offices) (Zip Code)

Vyant Bio, Inc. 2021 Equity Incentive Plan

StemoniX, Inc. 2015 Stock Option Plan

(Full title of the plan)

John A. Roberts

President and Chief Executive Officer

Vyant Bio, Inc.

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(201) 479-8126

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Alan Wovsaniker, Esq.

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Tel: 973-597-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the Vyant Bio, Inc. 2021 Equity Incentive Plan	4,500,000		$2.98	(2)	$13,410,000	$1,463.04
Common Stock, par value $0.0001 per share, reserved for issuance pursuant to stock option awards outstanding under the StemoniX, Inc. 2015 Stock Option Plan, as amended	891,780		$1.46	(3)	$1,301,999	$142.05
Total	5,391,780	$			$14,711,999	$1,605.09

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Vyant Bio, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Vyant Bio, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the StemoniX, Inc. 2015 Stock Option Plan (the “2015 Plan” and, together with the 2021 Plan, the “Plans”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional securities as may become issuable pursuant to the adjustment provisions of the Plans.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on May 11, 2021.

(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the stock options outstanding under the 2015 Plan.

EXPLANATORY NOTE

On March 30, 2021 (the “Effective Date”), Vyant Bio, Inc., formerly known as Cancer Genetics, Inc. (the “Company” or the “Registrant”), completed its business combination with StemoniX, Inc., a Minnesota corporation (“StemoniX”), in accordance with the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, as amended (the “Merger Agreement”) by and among the Company, StemoniX and CGI Acquisition, Inc., a Minnesota corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into StemoniX, with StemoniX surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

As of the Effective Date, pursuant to the Merger Agreement, the Company assumed the StemoniX, Inc. 2015 Stock Option Plan (the “2015 Plan”) and issued options (the “Replacement Options”) to purchase an aggregate of 891,780 shares of common stock of the Registrant, par value $0.0001 per share (the “Common Stock”), with a weighted average exercise price of $1.46 per share, in exchange for StemoniX options that were granted by StemoniX prior to the Merger pursuant to the 2015 Plan. This Registration Statement relates to the registration of 891,780 shares of Common Stock issuable upon exercise of the Replacement Options under the 2015 Plan.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Vyant Bio, Inc. (the “Company”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

Attention: Chief Financial Officer

Telephone: (201) 479-8126

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021;

(b)	the Company’s quarterly report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal quarter ended March 31, 2021, filed with the Commission on May 17, 2021;
(c)

the Company’s current reports on Form 8-K filed with the Commission on January 7, 2021, January 28, 2021, February 1, 2021, February 8, 2021, February 16, 2021, February 26, 2021, March 16, 2021, March 25, 2021 and April 5, 2021 (other than any portions thereof deemed furnished and not filed); and

(d)	the description of our common stock, par value $0.0001 per share, contained in our Form 8-A filed on August 12, 2013, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our fourth amended and restated certificate of incorporation provides for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Except as set forth elsewhere in this prospectus, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Fourth Amended and Restated Certificate of Incorporation of Cancer Genetics, Inc., filed as Exhibit 3.1 to Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2013 and incorporated herein by reference.

4.2	Amendment to Certificate of Incorporation of the Company related to the Name Change (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 5, 2021).

4.3	Amended and Restated Bylaws of Cancer Genetics, Inc., filed as Exhibit 3.4 to Form S-1/A filed on April 30, 2012 (File No. 333-178836) and incorporated herein by reference.

4.4	Specimen Common Stock certificate of Cancer Genetics, Inc., filed as Exhibit 4.1 to Form S-1/A filed on May 16, 2012 (File No. 333-178836) and incorporated herein by reference.

5.1	Opinion of Lowenstein Sandler LLP.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Marcum LLP, Independent Registered Public Accounting Firm.*

23.3	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).*

99.1	Vyant Bio, Inc. 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 5, 2021).

99.2	StemoniX, Inc. 2015 Stock Option Plan, as amended.*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on May 17, 2021.

VYANT BIO, INC.

By:	/s/ John A. Roberts
John A. Roberts
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Roberts and Andrew D. C. LaFrence and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ John A. Roberts	President, Chief Executive Officer and Director	May 17, 2021
John A. Roberts	(Principal Executive Officer)

/s/ Andrew D.C. LaFrence	Chief Financial Officer	May 17, 2021
Andrew D.C. LaFrence	(Principal Financial and Accounting Officer

/s/ John Fletcher	Chairman	May 17, 2021
John Fletcher

/s/ Yung-Ping Yeh	Chief Innovation Officer and Director	May 17, 2021
Yung-Ping Yeh

/s/ Marcus Boehm	Director	May 17, 2021
Marcus Boehm

/s/ Paul Hansen	Director	May 17, 2021
Paul Hansen

/s/ Geoffrey Harris	Director	May 17, 2021
Geoffrey Harris

/s/ Joanna Horobin	Director	May 17, 2021
Joanna Horobin

/s/ Howard McLeod	Director	May 17, 2021
Howard McLeod